Independent Auditors' Consent



The Board of Directors and Stockholder
FGIC Securities Purchase, Inc.




We consent to incorporation by reference in the registration statement on Form S-3 of FGIC Securities Purchase, Inc. of our report dated January 17, 1997, relating to the financial statements of FGIC Securities Purchase, Inc. as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996 included in the 1996 Form 10-K of FGIC Securities Purchase, Inc. and to the reference of our firm under the heading "Experts" in the Form S-3.





/s/ KPMG Peat Marwick LLP
New York, New York
January 5, 1998